SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported):  January 22, 1996





                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)




       NEVADA                       0-16741             94-1667468
(State or other jurisdiction     (Commission        (I.R.S. Employer
  of incorporation)              File Number)     Identification Number)




               5005 LBJ Freeway, Suite 1000, Dallas, Texas  75244
                    (Address of principal executive offices)


                                 (214) 701-2000
                          (Registrant's Telephone No.)

Item 5.    Other Events

     On January 22, 1996, Comstock Resources, Inc. ("the Company") announced that the Company has entered into letters of intent to acquire Black Stone Oil Company and the interests of additional working interest owners in certain producing oil and gas properties as well as interests in undeveloped oil and gas leases located in East Texas for total cash consideration of approximately $103 million. Black Stone Oil Company is a privately held company based in Houston, Texas and is the operator of the oil and gas properties being acquired. Closing of the acquisition is anticipated to occur on or about May 1, 1996 and is subject to the parties executing mutually agreeable purchase and sale agreements, clearance by certain governmental authorities and to the Company obtaining acceptable financing.

     The Company would be acquiring interests in 18 producing oil and gas wells. The Company estimates that the interests attributable to the interests to be acquired have proved oil and gas reserves of approximately 92 billion cubic feet of natural gas and 5 million barrels of oil, as of January 1, 1996, the effective date of the acquisition.


Item 7.    Financial Statements, Proforma Financial Information and Exhibits

     c.    Exhibits

        99 (a)   Press Release issued January 22, 1996.




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
                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              COMSTOCK RESOURCES, INC.




Dated:  January 25, 1996      By:  /s/ROLAND O. BURNS
                              --------------------------
                                 ROLAND O. BURNS
                                 Senior Vice President,
                                 Chief Financial Officer,
                                 Secretary, and Treasurer
                                 (Principal Financial and
                                 Accounting Officer)



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
                                  EXHIBIT INDEX



        Exhibit Number             Description

        99(a)                  Press Release issued January 22, 1996.


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